Exhibit 99.1

December 8, 2015

Dear Shareholder:

Thank you for your investment in CNL Lifestyle Properties, Inc., a non-traded real estate investment trust that owns a unique and diversified portfolio of 49 assets based on a lifestyle-oriented, demographically-driven investment approach.

Since we last wrote to you earlier this year, we have made significant progress in executing on our focused shareholder liquidity strategy. Beginning in 2014, we engaged Jefferies LLC as our financial advisor to assist management and the board of directors in evaluating strategic opportunities to provide liquidity to our shareholders. Year to date, we continued these efforts by liquidating more than $1.3 billion of assets through nine separate transactions, including:

¡	Our 38 property senior housing portfolio.
¡	Our majority joint venture interest in the Dallas Market Center.
¡	Four attractions properties, including Elitch Gardens Theme & Water Park.
¡	The Omni Mount Washington Resort and Bretton Woods ski area.
¡	Twelve of our 17 marinas assets.

A significant portion of the net sales proceeds from this year’s asset sales was used to retire more than $681 million in debt, including our corporate senior unsecured notes. As a result of debt repayments, our current leverage ratio, or total debt to total assets, was a modest 11.6 percent as of September 30, 2015.

We remain very active with respect to the evaluation of strategic alternatives for our remaining properties including our ski and mountain lifestyle portfolio, and our attractions assets. As events unfold for our current initiatives, we look forward to providing an update during the first quarter of 2016.

Special Distribution

We are pleased to announce that our board of directors approved a special cash distribution of approximately $422.7 million, or $1.30 per share, to shareholders of record as of December 4, 2015. Payments will be made on or about December 10, 2015. The special distribution is being funded by net sales proceeds realized from our asset sales.

The special distribution will be reported on Form 1099-DIV, for the year ending December 31, 2015. We anticipate the special distribution will include a return of capital; however, the tax determination of the special distribution will be based on taxable earnings and profits for the year ending December 31, 2015. Shareholders are advised to consult their tax advisor regarding the tax consequences of the special distribution in light of their particular investment or tax circumstances.

Portfolio Update

In 2015, we built on the operating momentum at our attractions properties evidenced by meaningful increases in revenue and cash flows, primarily due to higher attendance levels at our theme parks and waterparks. Strong visitation was driven by a combination of season pass sales, favorable weather conditions, and targeted capital improvements at certain parks.

As we have communicated previously, our ski and mountain lifestyle properties experienced mixed results during the 2014-2015 ski season, depending on the region. The overall performance of our ski and mountain lifestyle portfolio was negatively impacted by adverse conditions and results of our resorts in the Northwest and far-West regions, particularly California, which saw its third straight season of record-breaking drought, unusually low snowfall, and warmer than average temperatures. The Northeast experienced strong visitation rates up through early spring, while the Rocky Mountain region posted a solid season in terms of snowfall and skier visits.

Net Asset Value (NAV) and Engagement of CBRE Capital Advisors, Inc.

You may recall earlier this year, our board of directors established an estimated NAV of $5.20 per share as of December 31, 2014 (2014 NAV). Our board of directors did not and will not update the 2014 NAV at this time to take into account any diminutions in value resulting directly from the special distribution or from any indications of interest received in connection with the company’s strategic alternatives process for our remaining ski and attractions properties. The board of directors does intend to produce and disclose an updated estimated NAV of our common stock as of December 31, 2015 (2015 NAV), and the 2015 NAV will take these factors into consideration. We expect, however, that based on recent indications of interest received, the 2015 NAV will be lower than the 2014 NAV less the special distribution.

On December 8, 2015, we announced the engagement of CBRE Capital Advisors, Inc., to assist our board of directors and valuation committee in determining a 2015 NAV. This work is underway and we anticipate providing additional information on the 2015 NAV when that process is complete in the first quarter of 2016.

Looking Forward

We have accomplished much in 2015, and we will remain intently focused on driving strong financial and operating discipline for our remaining holdings, while continuing to pursue our stated objective of providing full liquidity to shareholders.

We encourage you to visit CNLLifestyleREIT.com to review other information about your investment. If you have questions, please contact CNL Client Services at 866-650-0650, option 3.

Sincerely,

/s/ James M. Seneff, Jr.	/s/ Stephen H. Mauldin

James M. Seneff, Jr. Chairman of the Board	Stephen H. Mauldin Chief Executive Officer and President

cc: Financial Representative